Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-41027, 333-53047, 333-47080, 333-110396, and 333-155166 on Form S-8 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

Deloitte & Touche LLP

Minneapolis, Minnesota

March 1, 2011